EQUITY STOCK TRANSFER

ESCROW AGREEMENT

This Escrow Agreement dated this day of May, 2017 (this “Escrow Agreement”), is entered into by and among DATARAM CORPORATION, a Nevada corporation (“Parent”); DATARAM ACQUISITION SUB, INC., a Nevada corporation and wholly-owned subsidiary of Parent (“Buyer”); U.S. GOLD CORP., a Nevada corporation (the “Company”); Copper King LLC, a principal stockholder of the Company (the “Stockholder”) (Parent, Buyer, Company and the Stockholder are each a “Party” and together are “Parties”) and Equity Stock Transfer LLC, a Nevada limited liability company, as escrow agent (“Escrow Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of June 13, 2016 and amended and restated on July 29, 2016, September 14, 2016 and November 28, 2016, (the “Merger Agreement”);

WHEREAS, the Merger Agreement Agreement provides that the Stockholder shall indemnify and hold harmless each Parent Indemnified Party from and against any and all Losses of the Parent Indemnified Parties, to the extent directly or indirectly resulting or arising from or based upon (i) any breach of any the representations, warranties, covenants or indemnification obligations set forth in the Merger Agreement and (ii) the failure by the Company to deliver a new preliminary economic report of the Copper King Project (the “New Report”) during the Escrow Period; provided however, that the Stockholder shall not have any liability to any Parent Indemnified Party with respect to Losses arising out of any of the matters referred until such time as the amount of all such liability shall collectively exceed the Threshold, whereupon the Losses exceeding the Threshold shall be payable by the Stockholder and provided further, that in no event shall the Stockholder’S aggregate liability to any Indemnified Party exceed the after tax amount of such Claim and all Claims shall be net of any insurance proceeds reasonably expected to be received in respect of Losses subject to such Claim;

WHEREAS, Section 2.10 of the Merger Agreement provides that, at the Effective Time, Parent shall deliver to the Escrow Agent, Merger Consideration consisting of ten percent (10%) of the total number of shares of capital stock of the Company constituting the Company Stockholder Consideration in Common Stock (4,500.18 shares of Parent Series C Preferred Stock) (the “Escrow Shares”) to secure any claims that may arise with respect to (i) any breach of any the representations, warranties, covenants or indemnification obligations set forth in the Merger Agreement and (ii) the failure by the Company to deliver the New Report during the twelve (12) month period following the Closing Date (the “Escrow Period”);

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement; and

WHEREAS, the Parties have agreed to appoint Escrow Agent to hold the Escrow Shares in escrow, and Escrow Agent agrees to hold and distribute the Escrow Shares, in accordance with the terms and provisions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1 Appointment of Escrow Agent. The Parties hereby designate and appoint Escrow Agent as their agent to receive, hold in escrow, and disburse the Escrow Shares in accordance with the term of this Escrow Agreement, and Escrow Agent accepts such appointment.

Section 1.2 Receipt and Deposit of the Escrow Shares; Commencement of Duties; Dividends and Distributions; Certain Rights of the Stockholder.

(a) Receipt and Deposit of the Escrow Shares; Commencement of Duties.

(i) Upon execution hereof and pursuant to the Merger Agreement, Parent shall deliver to Escrow Agent stock certificates (the “Certificates”) representing the Escrow Shares, and Escrow Agent shall promptly acknowledge receipt of the Certificates. Upon receipt of the Escrow Shares by the Escrow Agent, the duties and obligations of the Escrow Agent and the Parties to this Agreement shall commence.

(ii) The Escrow Shares shall be delivered by Parent to Escrow Agent free and clear of all liens, claims and encumbrances (except as may be created by this Escrow Agreement and the Merger Agreement or otherwise provided for by state and federal securities laws). During the term hereof, the Stockholder will not sell, assign, transfer or otherwise dispose of any part of the Escrow Shares.

(b) Dividends and Distributions. All dividends and distributions declared by Parent on the Escrow Shares and payable to Parent’s shareholders of record (“Dividends and Distributions”) at any time after the date hereof until the Termination Date (as defined below), shall be payable to the Stockholder, as record holders of the Escrow Shares, and will not be deposited with Escrow Agent. If Parent declares a stock split, subdivision, combination, reclassification or any other change in its capital structure affecting the Escrow Shares, the certificates or other instruments relating thereto shall be immediately deposited by Parent with Escrow Agent as additional Escrow Shares to be held and distributed by Escrow Agent in accordance with this Escrow Agreement.

(c) Certain Rights of the Stockholder. Notwithstanding anything to the contrary contained herein and for so long as the Escrow Shares remain in escrow, the Stockholder shall have the right to (i) vote all Escrow Shares that are not disbursed to Parent pursuant to the terms hereof, (ii) receive any dividends and distributions in respect of the Escrow Shares that are not disbursed to Parent pursuant to the terms hereof, and (iii) to exercise any and all other rights of a shareholder of Parent with respect to the Escrow Shares that are not disbursed to Parent pursuant to the terms hereof; provided however, that the Stockholder may not sell the Escrow Shares to third parties for the duration of the Escrow Period.

(d) Deposit of Escrow Shares. The Stockholder and Parent agree that Escrow Agent, in connection with any Certificate deposited pursuant to Section 1.2(a), shall have (i) no responsibility to monitor the value of the Escrow Shares; (ii) no responsibility to collect Dividends and Distributions; (iii) no responsibility to sell or otherwise trade the Escrow Shares, but shall otherwise deliver the Escrow Shares on written instructions only; and (iv) no responsibility to ensure the legality of the registration of the Escrow Shares.

Section 1.3 Procedures with Respect to Indemnification Claims.

(a) Claim. If, at any time and from time to time during the Escrow Period (the “Claims Period”), Parent desires to make a claim against the Escrow Shares pursuant to Article II or VIII of the Merger Agreement (each, a “Claim”), Parent shall deliver a written notice of the Claim (a “Claims Notice”) to Escrow Agent, with a copy to the Stockholder, substantially in the form attached hereto as Annex I specifying the nature of the Claim, the estimated amount of damages to which Parent believes it is or may be entitled to under the Merger Agreement (the “Claimed Amount”) and Parent payment delivery instructions.

(b) Response by the Stockholder. Within thirty (30) calendar days after receipt by Escrow Agent of any Claims Notice (“Response Period”), the Stockholder shall, with respect to such Claims Notice, by notice to Parent and Escrow Agent (a “Response Notice”) substantially in the form attached hereto as Annex II either (i) concede liability for the Claimed Amount in whole, or (ii) deny liability for the Claimed Amount in whole or in part (it being understood that any portion of the Claimed Amount for which the Stockholder has not denied liability shall be deemed to have been conceded). If the Stockholder denies liability in whole or in part, such Response Notice shall be accompanied by a reasonably detailed description of the basis for such denial. The number of Escrow Shares of the Claimed Amount for which the Stockholder has conceded liability is referred to herein as the “Conceded Amount.” If the Stockholder has conceded liability for any portion of the Claimed Amount, the Stockholder and Parent, by joint notice substantially in the form attached hereto as Annex III, shall instruct Escrow Agent to promptly deliver to Parent the amount of Escrow Shares representing the Conceded Amount specified in such notice (such joint notice, the “Conceded Amount Notice”); provided, however, that if the Stockholder fails to deliver a Response Notice within the thirty (30) calendar day period, the Stockholder shall be deemed to have conceded the Claimed Amount in full (the “Deemed Concession”) (and the Claimed Amount in full of such Deemed Concession shall constitute a “Conceded Amount”) and Escrow Agent shall promptly pay to Parent such number of Escrow Shares as directed in writing by Parent representing the Conceded Amount.

(c) Resolutions of Disputes.

(i) If the Stockholder has denied liability for, or otherwise disputes the Claimed Amount, in whole or in part, the Stockholder and Parent, on behalf of the applicable claimant, shall attempt to resolve such dispute within thirty (30) calendar days. If the Parties resolve such dispute, they shall deliver to Escrow Agent a Conceded Amount Notice signed by each of them or a copy of the Final Decision (as defined herein) directing the release of Ordered Amount (as defined herein) . Such Conceded Amount Notice shall instruct Escrow Agent to deliver to Parent the amount, if any, of Escrow Shares agreed to by both the Parties in settlement of such dispute.

(d) Payment of Claims. Escrow Agent promptly shall deliver the applicable portion of the Escrow Shares, no later than the fifth (5th) business day following the determination of a Payment Event (as such term is defined below), to Parent from the Escrow Shares: (i) following any concession of liability by the Stockholder, in whole or in part, the Conceded Amount as set forth in the Conceded Amount Notice; (ii) following any Deemed Concession of liability by the Stockholder, the Conceded Amount; or (iii)) following receipt by Escrow Agent of any Final Decision, the Ordered Amount (collectively, clauses (i) (ii) and (iii), the “Payment Events”). Upon the occurrence of a Payment Event, in the event that Escrow Agent must deliver a portion of the Escrow Shares to Parent from the Escrow Shares, Escrow Agent shall return to Parent the Certificates then held by Escrow Agent (the “Primary Certificates”), and Parent shall deliver the Primary Certificates to Equity Stock Transfer, the transfer agent of Parent (the “Transfer Agent”), with a letter of instruction and any other document required by the Transfer Agent in connection therewith, from Parent directing the Transfer Agent to: (i) cancel the Primary Certificates; (ii) if elected by the Parent, issue a new stock certificate registered to Parent representing the number of Escrow Shares of the Conceded Amount or Ordered Amount, as applicable, relating to the Payment Event, which shall be delivered by the Transfer Agent to Parent; and (iii) issue new stock certificates registered to the Stockholder representing the Escrow Shares less the shares of the Conceded Amount, or Ordered Amount, as applicable, relating to such Payment Event, which shall be delivered by the Transfer Agent to Escrow Agent to be held in escrow in accordance with the terms set forth herein.

Section 1.4 isbursements.

(a) Upon the earlier of termination of this Escrow Agreement pursuant to Section 1.6 hereof or joint written notice from the Parties, Escrow Agent shall release from the Escrow Shares to the Stockholder any portion of the Escrow Shares then remaining less the aggregate Claimed Amount for all then outstanding claims for any Losses (“Outstanding Claims”) pursuant to Section VIII of the Merger Agreement asserted within the Claims Period.

(b) Upon receipt of a Conceded Amount Notice with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to Parent, the Conceded Amount in accordance with Section 1.3(b) herein.

(c) Upon receipt of a Final Decision with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to Parent, as the case may be, the Ordered Amount, if any, in accordance with Section 1.3(d)(2) herein. Any court or arbitrator order shall be accompanied by an opinion of counsel for the presenting party that such order is final and non-appealable.

(d) In the event that the Parties jointly instruct Escrow Agent to disburse the Escrow Shares to any party, Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

Section 1.5 . For purposes of this Agreement, the value of each Escrow Share shall be equal to the lesser of (i) the closing price of the Parent’s common stock on the date of this Escrow Agreement, as resport by the NASDAQ Stock Market LLC and (ii) the closing price of the Parent’s common stock, as resport by the NASDAQ Stock Market LLC on date of the Payment Event.

Section 1.6 Termination. This Escrow Agreement shall terminate on May , 2018 (the “Termination Date”), at which time Escrow Agent is authorized and directed to disburse the Escrow Shares in accordance with Section 1.4 and this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to Escrow Agent; and Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Attorneys and Agents. Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by Escrow Agent. Escrow Agent shall be reimbursed as set forth in Section 3.1 herein for any and all reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3 Reliance. Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

Right Not Duty Undertaken. The permissive rights of Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

No Financial Obligation. No provision of this Escrow Agreement shall require Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING ESCROW AGENT

Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of Escrow Agent and the termination of this Escrow Agreement.

Limitation of Liability. ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3 Resignation or Removal. Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Shares and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4 Compensation. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Parties. The Parties agree that Parent shall be responsible for fifty percent (50%) of the expenses or other amounts owed to Escrow Agent hereunder and the Stockholder shall be responsible for the remaining fifty percent (50%) of the expenses or other amounts owed to Escrow Agent hereunder. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Shares with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Shares.

Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or Escrow Agent is in doubt as to the action to be taken hereunder, Escrow Agent is authorized to retain the Escrow Shares until Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Shares (the “Final Decision” and such number of Escrow Shares to be delivered, the “Ordered Amount”), (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Shares, in which event Escrow Agent shall be authorized to disburse the Escrow Shares in accordance with such final court order, arbitration decision, or agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, Escrow Agent shall be relieved of all liability as to the Escrow Shares and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6 Merger or Consolidation. Any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Attachment of Escrow Shares; Compliance with Legal Orders. In the event that any of the Escrow Shares shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Shares, Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Force Majeure. Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and Escrow Agent and shall require the prior written consent of the other Party and Escrow Agent (such consent not to be unreasonably withheld).

Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Shares escheat by operation of law.

Notices. All notices, requests, demands, and other communications required under this Escrow Agreement (each, a “Notice”) shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service, or (d) by mail or by certified mail, return receipt requested, and postage prepaid. If any Notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any Notice given shall be deemed given upon the actual date of such delivery. If any Notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify Escrow Agent and the other Party in writing of any name or address changes. In the case of any Notice delivered to Escrow Agent, such Notice shall be deemed to have been given on the date received by the Escrow Agent.

If to the Stockholder: At the addresses provided on the signature pages hereto.

If to PARENT or BUYER, addressed to:

DATARAM CORPORATION

777 Alexander Road, Suite 100

Princeton, New Jersey 08540

Attn: Chief Executive Officer

Facsimile: (609) 799-6734

With a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Attn: Harvey Kesner, Esq.

If to STOCKHOLDER, addressed to:

If to the COMPANY, addressed to:

U.S. GOLD CORP.

1910 E. Idaho Street

Suite 102, Box 604

Elko, NV 89801

Attn: Chief Executive Officer

Facsimile:

With a copy to:

Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, Nevada 89501

Attn: Joseph Laxague, Esq.

If to Escrow Agent:

Equity Stock Transfer, LLC

237 W 37th Street, Suite 601

New York, NY 10018

Attention: Nora Marckwordt, Senior Operations Specialist

Facsimile: (347) 584-3644

With a copy to the Stockholder, if Parent is giving the Notice to Escrow Agent

With a copy to Parent, if the Stockholder are giving the Notice to Escrow Agent

Section 4.4 Governing Law. This Escrow shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflict of laws principles. The Parties hereby agree that any action or proceeding with respect to this Agreement (and any action or proceeding with respect to any amendments or replacements hereof or transactions relating hereto) may be brought only in a federal or state court located in New York, State of New York and having jurisdiction with respect to such action or proceeding. Each of the parties hereto irrevocably consents and submits to the jurisdiction of such courts.

Section 4.5 Entire Agreement. This Escrow Agreement, together with the Merger Agreement, sets forth the entire agreement and understanding of the parties related to the Escrow Shares.

Section 4.6 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and Escrow Agent.

Section 4.7 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8 Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

PARENT:

DATARAM CORPORATION

By:
Name:	David A.Moylan
Title:	Chief Executive Officer

BUYER:

DATARAM ACQUISITION SUB, INC.

By:
Name:	David A. Moylan
Title:	Chief Executive Officer

COMPANY:

U.S. GOLD CORP.

By:
Name:
Title:

ESCROW AGENT:

EQUITY STOCK TRANSFER LLC

By:
Name:
Title:

STOCKHOLDER:

By:
Name:
Address:

EXHIBIT A

FEES OF ESCROW AGENT

Acceptance Fee: $2,5000

Initial Fees as they relate to Equity Stock Transfer acting in the capacity of Escrow Agent – includes creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of the Escrow Account.

Annual Administration Fee: waived

For ordinary administration services by Escrow Agent – includes receiving, investing and disbursing funds pursuant to the requirements set forth in the escrow agreement.

Fees are due at the time of Escrow Agreement execution and annually thereafter. Fees will not be prorated in case of early termination.

Out-of-Pocket Expenses At Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings.

There are no charges for indirect-out-of-pocket expenses.

This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Equity Stock undertaking the role of Escrow Agent. These assumptions are based on information provided to us as of the date of this fee schedule. Our fee schedule is subject to review and acceptance of the final documents. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule. If the Account(s) does not open within three (3) months of the date shown below, this proposal will be deemed null and void.

Annex I

CLAIMS NOTICE

Equity Stock Transfer, LLC

237 W 37th Street, Suite 601

New York, NY 10018

Attention: Nora Marckwordt, Senior Operations Specialist

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3(a) of the Escrow Agreement, dated as of ______ ___ 2016, by and among Dataram Corporation, a Nevada corporation (“Dataram”), Dataram Acquistion Sub, Inc., a Nevada corporation and wholly owned subsidiary of Dataram (“Acquisition Corp.”), U.S. Gold Corp., a Nevada corporation (“U.S. Gold”), and Copper King LLC, a principal stockholder of U.S. Gold (the “Stockholder”), and Equity Stock Transfer, LLC, a Nevada limited liability company, as escrow agent (“Escrow Agent”), terms defined in the Escrow Agreement have the same meanings when used herein), hereby certifies that Dataram is or may be entitled to indemnification pursuant to Articles II and VIII of the Merger Agreement in an amount equal to $_______ (the “Claimed Amount”). Dataram further certifies that the nature of the Claim is as follows: [__________].

Dated: _______, 20__.

Dataram Corporation

By:
Name:
Title:

cc:	Copper King LLC

Annex II

RESPONSE NOTICE

Equity Stock Transfer, LLC

237 W 37th Street, Suite 601

New York, NY 10018

Attention: Nora Marckwordt, Senior Operations Specialist

Ladies and Gentlemen:

The undersigned (the “Stockholder”), pursuant to Section 1.3(b) of the Escrow Agreement, dated as of ________ ___, 2016 by and among Dataram Corporation, a Nevada corporation (“Dataram”), Dataram Acquistion Sub, Inc., a Nevada corporation and wholly owned subsidiary of Dataram (“Acquisition Corp.”), U.S. Gold Corp., a Nevada corporation (“U.S. Gold”), and Copper King LLC, a principal stockholder of U.S. Gold (the “Stockholder”), and Equity Stock Transfer, LLC, a Nevada limited liability company, as escrow agent (“Escrow Agent”), (terms defined in the Escrow Agreement have the same meanings when used herein), hereby:

(a) concede liability [in whole for] [in part in respect of $____ of] the Claimed Amount (the “Conceded Amount”), referred to in the Claims Notice dated ________, 20__; [and] [or]

(b) deny liability [in whole for] [in part in respect of $____ of] the Claimed Amount referred to in the Claims Notice dated _________, 20__.

Attached hereto is a description of the basis for the foregoing.

Dated: _______, 20__.

Copper King LLC

By:
Name:
Title:

cc:	Dataram Corporation

Annex III

CONCEDED AMOUNT NOTICE

Equity Stock Transfer, LLC

237 W 37th Street, Suite 601

New York, NY 100189

Attention: Nora Marckwordt, Senior Operations Specialist

Ladies and Gentlemen:

The undersigned (the “Stockholder”), pursuant to Section 1.3(b) of the Escrow Agreement, dated as of ________ ___, 2016 by and among Dataram Corporation, a Nevada corporation (“Dataram”), Dataram Acquistion Sub, Inc., a Nevada corporation and wholly owned subsidiary of Dataram (“Acquisition Corp.”), U.S. Gold Corp., a Nevada corporation (“U.S. Gold”), and Copper King LLC, a principal stockholder of U.S. Gold (the “Stockholder”), and Equity Stock Transfer, LLC, a Nevada limited liability company, as escrow agent (“Escrow Agent”), (terms defined in the Escrow Agreement have the same meanings when used herein), hereby jointly:

(a) certify that [a portion of] the Claimed Amount with respect to the matter described in the attached in the amount of $[________] (the “Conceded Amount”) is owed to [________]; and

(b) instruct you to promptly pay to [________] from the Escrow Shares [insert amount pursuant to paragraph (a)] as soon as practicable following your receipt of this notice and, in any event, no later than five (5) business days following the date hereof.

Dated: _______, 20__.

Dataram Corporation

By:
Name:
Title:

Copper King LLC

By:
Name:
Title: